Exhibit 99.1

Pacific Energy Development Announces Restructuring of
Kazakhstan Asset Acquisition to Better Position the Asset
for Success and Liquidity

DANVILLE, CA-- (Marketwired – August 5, 2014) – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE MKT: PED), an energy company engaged in the acquisition and development of strategic high-value energy projects in the U.S., today announced that it has entered into a series of agreements pursuant to which the Company has restructured its planned acquisition of indirect interests in production and exploration licenses covering a contract area in the Republic of Kazakhstan covering 380,000 acres within the North Block of the Pre-Caspian Basin.  As a result of the restructuring, the Company will acquire 5% of the capital stock of Caspian Energy Inc., which will, as a result of this transaction own 100% of Aral Petroleum Capital Limited which currently holds a 100% operated working interest in the asset. As part of the transaction, certain other parties will provide an additional $21.5 million to Aral to fund its operations and development efforts going forward.  Notably, the Company will hold publicly-traded Caspian Energy stock on an unrestricted basis (subject to applicable regulatory holding periods), and as a minority shareholder in Caspian Energy and the Company will not be subject to future capital calls or funding obligations, or any other obligations or requirements, that the Company might otherwise have been subject to as a major shareholder of Asia Sixth Energy Resources Limited as previously contemplated under the original acquisition transaction.

The closing of the restructured transaction is subject to the satisfaction of certain customary closing conditions, including the approval of the Agency of the Republic of Kazakhstan for the Protection of Competition and the Ministry of Oil and Gas of the Republic of Kazakhstan and other regulatory and shareholder approvals.

Commenting on the restructuring, Frank C. Ingriselli, President and CEO of the Company, stated, “We are very pleased with this restructuring as it is a win-win for our shareholders and for the commercialization of the Kazakhstan asset.  Not only does it consolidate the varied ownership interests under one publicly-traded, transparent umbrella company, it also provides for the conversion of $24.5 million in debt that encumbers the asset into equity of the new parent company, consolidates substantially all of the remaining debt under the new company, and brings in new financing necessary to move commercialization of the asset forward.  We believe the consolidated company will provide the management focus, unified control and self-financing opportunities needed to aggressively commercialize the Kazakhstan asset in the most efficient manner, and optimize the asset's development through a wider participation in the capital markets.  The restructuring of our interests in this asset to that of a holder of publicly-traded capital stock of Caspian Energy relieves us of the obligation to fund up to $20 million upon the closing of the previously-contemplated transaction, and from potential future cash calls and funding obligations, while allowing us to exclusively focus on the development of our core assets in the United States.  It increases both the liquidity of our holdings through ownership of publicly-traded capital stock of Caspian Energy as well as our upside potential through a substantive passive investment in one of the world’s most exciting and prolific oil plays.”

The asset is located in the North Block of Kazakhstan's Pre-Caspian Basin, which acreage is covered by an exploration license issued by the Republic of Kazakhstan that covers 380,000 acres and is 100% held by Aral Petroleum.  The Pre-Caspian Basin is considered the fifth largest oil basin in the world and one of the largest producing basins in Kazakhstan, with its neighbors including some of the largest oil fields in the world.  Two of those neighboring fields are estimated to contain reserves as large as the total oil reserves in the United States.  The asset, which in December 2013 officially moved into the development stage upon approval by the Central Development Committee of the Republic of Kazakhstan of the development plan proposed by Aral Petroleum, was most recently producing approximately 1,522 barrels of oil equivalent per day at approximately 50% choke from two wells that were re-completed in early 2014.  Production was voluntarily halted by Aral Petroleum pending receipt of a required gas-flaring permit or finalization of a gas off-take agreement for the sale of gas produced from the asset, both of which Caspian Energy is currently pursuing vigorously.  Gas-flaring approval is anticipated within the coming months, with commercial production to follow.

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal assets include its Niobrara asset located in the DJ Basin in Colorado, its Mississippian asset located in Comanche, Harper, Barber and Kiowa Counties, Kansas, and its North Sugar Valley asset located in Matagorda County, Texas. Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s public filings with the SEC.

Contacts

Pacific Energy Development
Bonnie Tang, 1-855-733-3826 ext 21 (Media)
PR@pacificenergydevelopment.com

Investor Relations:

Liviakis Financial Communications, Inc.
John Liviakis
+1-415-389-4670
john@liviakis.com

Stonegate, Inc.
Casey Stegman
214-987-4121
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